Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES MILESTONE FOR MT. HOPE ENVIRONMENTAL IMPACT STATEMENT

LAKEWOOD, COLORADO — April 12, 2011, General Moly (NYSE Amex and TSX: GMO) announced that on Monday, April 11, 2011, the Bureau of Land Management (BLM) circulated the second draft of the Mt. Hope project’s Preliminary Draft Environmental Impact Statement (PDEIS) to cooperating agencies. Cooperating agencies will review the second draft of the PDEIS and provide comments to the BLM, which will form the basis of the Draft Environmental Impact Statement (DEIS).

Following receipt of submitted comments, the BLM and its independent contractor will evaluate comments and move forward with production of the DEIS. The comment and review process is anticipated to take three to four weeks. The Company continues to anticipate completion of the DEIS in the second quarter and publication of the DEIS in the Federal Register in the second or third quarter of this year.

Bruce D. Hansen, Chief Executive Officer, said, “We are pleased the BLM has circulated the PDEIS for a second round of cooperating agency reviews. This progress is important in that all comments from the first draft of the PDEIS have been evaluated and incorporated as appropriate into this document, along with additional requested analysis, in a manner acceptable to the BLM. We will continue to drive this process forward as quickly as we are able.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors — Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.